Exhibit 10.1
                      BUSINESS FINANCING AGREEMENT


This Business Financing Agreement ("Agreement") is made as of January 19,1999 between Deutsche Financial Services Corporation ("DFS") and Micros-to-Mainframes, Inc., a New York corporation ("Dealer"), having a principal place of business located at 614 Corporate Way, Valley Cottage, New York 10989.

_____________________________________________________________________



1.	DEFINITIONS

1.1	Special Definitions.  The following terms will have the
following meanings in this Agreement, Agreement for Wholesale
Financing and in the Other Agreements:

	"Accounts": all accounts, leases, contract rights, chattel paper, choses in action and instruments, including any lien or other security interest that secures or may secure any of the foregoing, plus all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing, now owned or hereafter acquired by Dealer.

	"Accounts Receivable Facility": a credit facility extended pursuant to this Agreement.

	"Agreement for Wholesale Financing":  any Agreement for
Wholesale Financing, as amended from time to time, which Dealer has executed in conjunction with inventory financing extended by DFS.

	"Business Day": shall mean any day on which banks are open for business in Boston, Massachusetts and New
York, New York, and on which dealings in dollar deposits may be carried on in the interbank eurodollar market.

	"Collateral":  shall have the meaning set forth in
Section 4.1.

	"Conversion", "Convert" and "Converted": each refer to a conversion of Loans from either LIBOR Loans to Prime
Rate Loans or vice versa.

	"Default":  the events or occurrences enumerated in
Section 6.

	"Electronic Transfers": shall have the meaning set forth in Section 3.10.

	"Entity": any individual, association, firm, corporation, partnership, limited liability company, trust, governmental body, agency or instrumentality whatsoever.

	"Eurocurrency Liabilities": has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

	"Eurocurrency Reserve Percentage": for any Interest
Period for all LIBOR Loans comprising part of the same borrowing, means the daily average reserve percentage applicable during each day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve
System in New York City with respect to liabilities or assets consisting of or including Eurocurrency
Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Loans is determined) having a term equal to such Interest Period.

	"Funding Date": shall mean the date designated by Dealer for the making of a Loan hereunder.

	"Guarantor":  a guarantor of any of the Obligations.

	"Interest Period": means, for each LIBOR Loan the period commencing on the date of such LIBOR Loan or the date of the Conversion of any Prime Rate Loan into a LIBOR Loan, and ending on the last day of the period selected by Dealer pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest
Period and ending on the last day of the period selected by the Dealer requesting a LIBOR Loan pursuant to the provisions below. The duration of each such Interest Period shall be one, two, or three months, as Dealer may, upon notice received by DFS not later than 11:00 A.M. (New York, NY time) on the third Business
Day prior to the first day of such Interest Period, select; provided that:

    (a) whenever the last day of any Interest Period would otherwise occur on a day other than a Business
Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business
Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next-preceding
Business Day;

    (b) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

     (c) no Interest Period may be selected that ends after the term of this Agreement.

	"Inventory": all of Dealer's presently owned and hereafter acquired goods which are held for sale or lease.
	"LIBOR Loans": shall mean Loans bearing interest for Interest Periods at a rate determined by reference to the LIBOR Rate (Reserve Adjusted).

	"LIBOR Rate": means, for any Interest Period, an interest rate per annum for deposits in U.S. dollars that appears in the Money Rate column of the New York edition of The Wall Street Journal two Business Days before the first day of such Interest Period and for a period equal to such Interest Period.

	"LIBOR Rate (Reserve Adjusted)": shall mean, for any LIBOR Loan for any Interest Period, the rate per annum obtained by dividing the LIBOR Rate by a percentage equal to 100% minus the Eurocurrency Reserve Percentage for such Interest Period.

	"Loan": shall mean any advance made to or for the benefit of Dealer pursuant to this Agreement.

	"Obligations": all liabilities and indebtedness now or hereafter arising, owing, due or payable from Dealer to DFS (and any of its subsidiaries and affiliates), including any third party claims against Dealer satisfied or acquired by DFS, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, and whether or not evidenced by instruments or evidences of indebtedness, and all covenants, agreements (including consent to binding arbitration), warranties, duties and representations, whether such Obligations arise under this Agreement, the Other Agreements or any other agreements previously, now or hereafter executed by Dealer and delivered to DFS or by operation of law.

	"Other Agreements": all security agreements (including the Agreement for Wholesale Financing), mortgages, leases, instruments, documents, guarantees, schedules, certificates, contracts and similar agreements heretofore, now or hereafter executed by Dealer and delivered to DFS or delivered by or on behalf of Dealer to a third party and assigned to DFS by operation of law or otherwise.

	"Prime Rate": the rate of interest which appears in the Money Rate column of the New York edition of The
Wall Street Journal as the prime rate or reference rate; provided, however, that for purposes of this Agreement, the interest rate charged to Dealer will at no time be computed on a Prime Rate of less than six percent (6.0%) per annum. The Prime Rate will change and take effect for purposes of this Agreement on the day that any change in such prime rate or reference rate appears.

	"Prime Rate Loans": shall mean Loans bearing interest at a rate determined by reference to the Prime Rate.
	"Schedule": shall have the meaning set forth in Section 3.1.

2.	CREDIT FACILITY/INTEREST RATES/FEES
    2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, DFS agrees to provide to Dealer an Accounts
Receivable Facility of FIVE MILLION DOLLARS ($5,000,000).

	2.1.1	Loan Options.  Each Loan shall be either a Prime Rate
Loan or a LIBOR Loan as shall be selected by the Dealer, except as otherwise provided herein. During any period that any Default or any event which with notice, the passage of time, or both, would constitute a Default, shall occur and be continuing, Dealer shall no longer have the option of electing LIBOR Loans, and all Loans made during such period shall be Prime Rate Loans only; it being understood, however, that nothing herein shall be construed to waive, amend or modify any right or power of DFS hereunder, including, without limitation, all rights to terminate the Accounts
Receivable Facility hereunder and declare all Obligations immediately due and payable. Not more than three (3) LIBOR
Loans having different Funding Dates, interest rates and/or
Interest Periods shall be outstanding at any time.  No LIBOR
Loans shall be made for less than the number of days designated for the Interest Period of any such Loan, and in no event less than one month prior to the termination of this Agreement. Each LIBOR Loan shall be in an original principal amount of $100,000, or any whole multiple of $25,000 in excess thereof.

	2.1.2	Borrowing Procedures.  The Dealer shall give DFS
telephonic notice (promptly confirmed in writing), not later than 11:00 a.m., New York, NY time, at least three (3)
Business Days prior to the Funding Date in the instance of LIBOR Loans, or one (1) Business Day prior to the Funding
Date in the instance of Prime Rate Loans. Each notice shall specify (i) the Funding Date, (ii) the aggregate amount of the Loans requested, (iii) whether the Loan shall be a Prime Rate Loan or a LIBOR Loan, and (iv) with respect to LIBOR
Loans, the Interest Period with respect thereto (subject to the limitations set forth in the definition of Interest
Period). Any notice not specifying the type of Loan shall be deemed a request for a Prime Rate Loan. In the case of any LIBOR Loan, failure to deliver a timely notice shall be deemed a request for a Prime Rate Loan.

	2.1.3	Maturity of Loans.  Unless Converted or otherwise
continued, each LIBOR Loan shall mature on the last day of the applicable Interest Period, but in no event later than the term of this Agreement.

        2.1.4  Conversion and Designation of Interest Periods.
         (i) Dealer may on any Business Day, upon notice given to DFS not later than 11:00 A.M. (New York, NY time) on the third Business Day prior to the date of the proposed Conversion, Convert all or any portion of the Loans; provided that:

       (1) any conversion of LIBOR Loans into Prime Rate
Loans shall be made only on the last day of an Interest Period for such LIBOR Loans; any conversion of Prime Rate Loans into LIBOR Loans, shall be in an amount not less than the minimum amount specified in Section 2.1.1;

       (2) each Conversion of less than all Loans comprising part of the same borrowing shall be deemed to be an additional Loan for purposes of
Section 2.1.1, and no such Conversion of any Loans may result in there being outstanding more separate Loans than permitted under Section 2.1.1;
and

       (3) no Prime Rate Loans may be Converted into
LIBOR Loans while a Default or any event which with notice, the passage of time, or both, would constitute a Default, has occurred and is continuing.

	Each such notice of Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Loans to be Converted and (z) if such conversion is into LIBOR Loans, the initial
Interest Period for such Loans. Each notice of Conversion shall be irrevocable and binding on the Dealer.

     (ii) On the date on which the aggregate unpaid principal amount of LIBOR Loans shall be reduced, by payment or prepayment or otherwise, to less than $100,000, such LIBOR Loans shall automatically Convert into Prime Rate Loans.

    (iii) If Dealer shall fail to select the duration of any Interest Period for any LIBOR Loans in accordance with the provisions contained in the definition of "Interest Period", DFS will forthwith so notify Dealer, whereupon each such LIBOR Loan will automatically on the last day of the then-existing Interest Period therefor Convert into a Prime Rate Loan.

2.1.5  Interest; Calculation of Charges.

(a)  Prime Rate Loans.

(i) Interest. Dealer hereby agrees to pay interest to DFS, on the Daily Contract Balance (as defined below) of the Prime Rate Loans at a per annum rate that is equal to the Prime Rate. Interest on Prime Rate Loans prior to maturity shall be payable monthly and at maturity.

(ii) Calculation of Charges. Such interest rate will:
(i) be computed based on a 360 day year; (ii) be calculated with respect to each day by multiplying the Daily Rate (as defined below) by the Daily Contract
Balance applicable to the Prime Rate Loans; and (iii) accrue from the date DFS authorizes any Electronic
Transfer of or otherwise advances a Prime Rate Loan to or for the benefit of Dealer, until DFS receives full payment of the principal debt Dealer owes DFS in good funds in accordance with DFS' payment recognition policy and DFS applies such payment to Dealer's principal debt in accordance with the terms of this Agreement.

(iii) Definitions. The "Daily Rate" is the quotient of the applicable annual rate provided herein divided by 360. The "Daily Contract Balance" is the amount of outstanding principal debt which Dealer owes DFS at the end of each day (including the amount of all Electronic
Transfers authorized) after DFS has credited payments which it has received.

(b)  LIBOR Loans.

(i) Interest. The unpaid principal amount of the LIBOR Loans shall bear interest prior to maturity at a rate per annum equal to the LIBOR Rate (Reserve
Adjusted) in effect for each Interest Period, plus one and one-half percent (1.5%) per annum. Interest on LIBOR Loans prior to maturity shall be payable monthly and at maturity.

(ii)  Calculation of Charges.  Interest on each LIBOR
Loan shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed, calculated as to each Interest Period from and including the first day thereof but excluding the last day thereof.

2.1.6 Unused Line Fee. Dealer agrees to pay DFS an unused line fee of one hundred twenty-five one-thousandths of one percent (.125%) per annum on the daily average of the unused amount of the maximum amount of the Accounts
Receivable Facility during the term of this Agreement and any renewal term. Such unused line fee shall be payable quarterly in arrears and due pursuant to the applicable billing statement. In no event, however, shall Dealer be obligated to pay such fee to the extent that all or any portion of such unused amount of the Accounts Receivable Facility relates solely to DFS' refusal to make such amounts available for any reason other than Dealer's failure to satisfy any precondition to the making of an advance hereunder, a Default (or the occurrence of any event which, but for the passage of time or notice, or both, would be a Default), or insufficiency of Collateral upon which to fund advances hereunder. Such unused amount of the Accounts
Receivable Facility in any quarter shall mean the difference between the maximum amount of the Accounts
Receivable Facility and the Daily Contract Balance during such quarter. Such fee shall also be payable by Dealer upon the maturity or other termination of this Agreement.

2.1.7	Maximum Interest.  Dealer acknowledges that DFS intends
to strictly conform to the applicable usury laws governing this Agreement. Regardless of any provision contained herein or in any other document executed or delivered in connection herewith or therewith, DFS shall never be deemed to have contracted for or charged or be entitled to receive, collect or apply as interest under this Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if DFS ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of Loans under this Agreement, and, second, any remaining excess will be paid to Dealer.
In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Dealer and DFS shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (b) exclude voluntary pre-payments and the effect thereof; and (c) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.


2.2	Payments.  DFS will send Dealer a monthly billing
statement(s) identifying all charges due on Dealer's account with DFS, and DFS agrees to use its best efforts to mail such statement to Dealer no later than 7 Business Days from the beginning of any month. Dealer must immediately notify DFS if it has not received a billing statement in any month by the 15th day of such month. The interest and fee charges specified on each billing statement will be: (a) due and payable in full immediately on receipt, and (b) an account stated, unless DFS receives Dealer's written objection thereto within fifteen (15) days after it is mailed to Dealer. If DFS does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer's account with DFS during the immediately preceding month, Dealer will (to the extent allowed by law) pay DFS a late fee ("Late Fee") equal to the greater of $5 or 5% of the amount of all such charges (payment of the Late Fee does not waive the Default caused by the late payment). Dealer will also pay DFS $100 for each of Dealer's checks returned unpaid for insufficient funds (an "NSF check") (such $100 payment repays DFS' estimated administrative costs; it does not waive the Default caused by the NSF check). DFS may adjust the billing statement at any time to conform to applicable law and this Agreement. Dealer waives the right to direct the application of any payments hereafter received by DFS on account of the Obligations. DFS will have the continuing exclusive right to apply and reapply any and all such payments in such manner as DFS may deem advisable notwithstanding any entry by DFS upon its books and records.

2.3	One Loan.  DFS may combine all of DFS' Loans to Dealer or on
Dealer's behalf, whether under this Agreement or any Other
Agreements, and whether provided by one or more of DFS' branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer.

3.	ACCOUNTS RECEIVABLE FACILITY - ADDITIONAL PROVISIONS
3.1	Schedules.  Dealer will, no less than weekly or as otherwise agreed to, furnish DFS with a schedule of Accounts
("Schedule") which will: (a) describe all Accounts created or acquired by Dealer since the last Schedule furnished DFS;
(b) inform DFS of any rejection of goods by any obligor, delays in delivery of goods, non-performance of contracts and of any assertion of any claim, offset or counterclaim by any obligor; and (c) inform DFS of any adverse information relating to the financial condition of any obligor.

3.2	Available Credit.  On receipt of each Schedule, DFS will
credit Dealer with such amount as DFS may deem advisable up to eighty-five percent (85%) of the net amount of the eligible Accounts listed in such Schedule (as determined pursuant to Section 3.3 hereof), but in no event to exceed the amount, if any, requested by Dealer. DFS will loan
Dealer such amounts so credited or a part thereof as requested provided that at no time will such outstanding
Loans exceed Dealer's maximum Accounts Receivable Facility from time to time established by DFS. No Loans shall be made by DFS if Dealer has failed to satisfy any precondition to the making of an advance hereunder, if there exists a Default or if there occurs any event which, but for the passage of time or notice, or both, would be a Default.

3.3	Ineligible Accounts.  DFS will have the sole right to
determine eligibility of Accounts and, without limiting DFS' discretion in that regard, the following Accounts will be deemed ineligible: (a) Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made more than sixty (60) days from the date of sale; (b) Accounts unpaid more than ninety (90) days from date of invoice; (c) all Accounts of any obligor with fifty percent (50%) or more of the outstanding balance unpaid for more than ninety (90) days from the date of invoice; (d) Accounts for which the obligor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, subsidiary, or affiliate of, or is related to Dealer or has common shareholders, officers, directors, owners, partners or members; (e) consignment sales; (f) Accounts for which the payment is or may be conditional; (g) Accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada; (h) Accounts with respect to which any warranty or representation provided in Subsection 3.4 is not true and correct; (i) Accounts which represent goods or services purchased for a personal, family or household purpose; (j) Accounts which represent goods used for demonstration purposes or loaned by the Dealer to another party; (k) Accounts which are progress payment, barter, or contra accounts; (l) Accounts which are not denominated in U.S. Dollars; and (m) any and all other Accounts which DFS deems to be ineligible. If DFS determines that any Account is or becomes an ineligible Account, immediately upon notice thereof from DFS, Dealer will pay to DFS an amount equal to the monies loaned by DFS for such ineligible Account.

3.4	Warranties and Representations.  For each Account which
Dealer lists on any Schedule, Dealer warrants and represents to DFS that at all times: (a) such Account is genuine; (b) such Account is not evidenced by a judgment or promissory note or similar instrument or agreement; (c) it represents an undisputed bona fide transaction completed in accordance with the terms of the invoices and purchase orders relating thereto; (d) the goods sold or services rendered which resulted in the creation of such Account have been delivered or rendered to and accepted by the obligor thereon; (e) the amounts shown on the Schedules, Dealer's books and records and all invoices and statements delivered to DFS with respect thereto are owing to Dealer and are not contingent; (f) no payments have been or will be made thereon except payments turned over to DFS; (g) there are no offsets, counterclaims or disputes existing or asserted with respect thereto and Dealer has not made any agreement with any obligor for any deduction or discount of the sum payable thereunder except regular discounts allowed by Dealer in the ordinary course of its business for prompt payment; (h) there are no facts or events which in any way impair the validity or enforceability thereof or reduce the amount payable thereunder from the amount shown on the Schedules, Dealer's books and records and the invoices and statements delivered to DFS with respect thereto; (i) all persons acting on behalf of obligors thereon have the authority to bind the obligor; (j) the goods sold or transferred giving rise thereto are not subject to any lien, claim, encumbrance or security interest which is superior to that of DFS; and (k) there are no proceedings or actions known to Dealer which are threatened or pending against any obligor thereon which might result in any material adverse change in such obligor's financial condition.

3.5	Notes.  Loans made pursuant to this Agreement need not be
evidenced by promissory notes unless otherwise required by DFS in DFS' sole discretion.

3.6	Certain Charges.   Dealer will (a) reimburse DFS for all
charges made by banks, including charges for collection of checks and other items of payment, and (b) pay DFS' fees for transfers of funds to or from the Dealer. DFS may, from time to time, announce its fees for transfers of funds to or from the Dealer, including the issuance of Electronic Transfers.

3.7	Collections.

	3.7.1 Collection and Deposit of Accounts. Unless otherwise directed by DFS, Dealer is hereby authorized to collect
Accounts from its obligors directly, as agent for DFS and trustee of an express trust for DFS' benefit. Dealer will receive all payments on Accounts as agent and in trust for DFS and will deposit, on the day of receipt thereof, all original checks, drafts, acceptances, and other evidences of payment of Accounts, including all cash, into the account designated in that certain Contingent Blocked Account
Agreement of even date herewith (as amended from time to time, collectively, the "Blocked Account Documents").

	3.7.2 Collections Upon Default. If there exists a Default or upon the occurrence of an event which, but for the passage of time or notice, or both, would be a Default:

		(a) DFS may send the bank maintaining and servicing the account designated in the Blocked Account Documents, the requisite notice which shall "block" the account in favor of DFS and cease Dealer's ability to withdraw or otherwise access the account or the funds and remittances therein. Such notice shall also instruct such bank as to which account(s) of DFS the remittances and other proceeds shall be transferred, for application on account of the Obligations.

		(b) In no way limiting the foregoing or any other of DFS' rights and remedies upon the occurrence of a Default, DFS may notify any or all obligors that the Accounts have been assigned to DFS, collect the Accounts directly in its own name and charge the collection costs and expenses, including attorneys' fees, to Dealer.

		(c) The provisions of this Section 3.7.2 will not serve as a waiver of any Default or of any of DFS' rights and remedies available to it as a result of any Default.

	3.7.3 Collections Generally. The account(s) into which the remittances and proceeds regarding the Accounts are deposited shall be established at banks selected by the Dealer and
satisfactory to DFS.  All funds deposited in any such account are subject to DFS' security interest therein, and the
Blocked Account Documents shall contain the agreement of such bank(s) to waive any offset rights against the funds so
deposited.  DFS assumes no responsibility for such account
arrangements, including, without limitation, any claim of
accord and satisfaction or release with respect to deposits
accepted by any bank thereunder.  All remittances received by
Dealer on account of Accounts, and the proceeds of any of the other Collateral, shall be: (i) held by Dealer as trustee of an express trust for DFS' benefit; and (ii) immediately
deposited in the account(s) designated in the Blocked Account
Documents. All proceeds received or collected by DFS with
respect to Accounts, and reserves and other property of
Dealer in possession of DFS at any time or times hereafter,
may be held by DFS without interest to Dealer until all
Obligations are paid in full or applied by DFS on account of the Obligations.  DFS may release to Dealer such portions of
such reserves and proceeds as DFS may determine.   DFS has no
duty to protect, insure, collect or realize upon the Accounts to preserve rights in them.

3.8	Collection Days.  All payments and all amounts received on
any Account will be credited by DFS to Dealer's account
(subject to final collection thereof) after allowing three
(3) Business Days for collection of checks or other instruments.

3.9	Power of Attorney.  Dealer irrevocably appoints DFS (and any person designated by it) as Dealer's true and lawful attorney-in-fact with full power to at any time, in the discretion of DFS (whether or not a Default has occurred) to:
(a) endorse the name of Dealer upon any of the items of payment or proceeds and deposit the same in the account of DFS for application to the Obligations; (b) sign the name of Dealer to verify the accuracy of the Accounts; (c) sign the name of Dealer on any document or instrument that DFS shall deem necessary or appropriate to perfect and maintain perfected the security interests in the Collateral under this Agreement and the Other Agreements; and (d) endorse Dealer's name on any check, instrument or other item of payment. Upon the occurrence and during the continuance of a Default, Dealer irrevocably appoints DFS (and any person designated by it) as Dealer's true and lawful attorney-in-fact with full power at any time, in the discretion of DFS to: (i) demand payment, enforce payment and otherwise exercise all of Dealer's rights, and remedies with respect to the collection of any Accounts; (ii) settle, adjust, compromise, extend or renew any Accounts; (iii) settle, adjust or compromise any legal proceedings brought to collect any Accounts; (iv) sell or assign any Accounts upon such terms, for such amounts and at such time or times as DFS may deem advisable; (v) discharge and release any Accounts; (vi) prepare, file and sign Dealer's name on any Proof of Claim in Bankruptcy or similar document against any obligor; (vii) endorse the name of Dealer upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto; (viii) take control in any manner of any item of payments or proceeds and for such purpose to notify the postal authorities to change the address for delivery of mail addressed to Dealer to such address as DFS may designate, and
(ix) initiate and settle any insurance claim. The power of attorney is for value and coupled with an interest and is irrevocable so long as any Obligations remain outstanding and by DFS exercising such right, DFS shall not waive any right against Dealer until the Obligations are paid in full.

3.10	Continuing Requirements.  Loans hereunder will be made by
DFS, at Dealer's direction, by paper check, electronic transfer by Automated Clearing House ("ACH"), Fed Wire Funds Transfer ("Fed Wire") or such other electronic means as DFS may announce from time to time (ACH, Fed Wire and such other electronic transfer are collectively referred to as "Electronic Transfers"). If Dealer does not request a Loan be made in a specific method of transfer, DFS may determine from time to time in its sole discretion what method of transfer to use. Dealer will: (a) if from time to time required by DFS, immediately upon their creation, deliver to DFS copies of all invoices, delivery evidences and other such documents relating to each Account; (b) not permit or agree to any extension, compromise or settlement or make any change to any Account; (c) affix appropriate endorsements or assignments upon all such items of payment and proceeds so that the same may be properly deposited by DFS to DFS' account; (d) immediately notify DFS in writing which Accounts may be deemed ineligible as defined in Subsection 3.3; (e) mark all chattel paper and instruments now owned or hereafter acquired by it to show that the same are subject to DFS' security interest and immediately thereafter deliver such chattel paper and instruments to DFS with appropriate endorsements and assignments to DFS; (f) within ten (10) days after the end of each month, provide DFS with a detailed aging of its Accounts for each month, together with the names and addresses of all obligors.

3.11	Release.  Dealer releases DFS from all claims and causes of
action which Dealer may now or hereafter have for any loss or damage to it claimed to be caused by or arising from: (a) any failure of DFS to protect, enforce or collect, in whole or in part, any Account; (b) DFS' notification to any obligors thereon of DFS' security interest in any of the Accounts; (c) DFS' directing any obligor to pay any sum owing to Dealer directly to DFS; and (d) any other act or omission to act on the part of DFS, its officers, agents or employees, except for willful misconduct. DFS will have no obligation to preserve rights to Accounts against prior parties. Dealer waives all rights of offset and counterclaims Dealer may have against DFS.

3.12	Review.  Dealer grants DFS an irrevocable license to enter
Dealer's business locations during normal business hours without notice to Dealer to: (a) account for and inspect all Collateral; (b) verify Dealer's compliance with this Agreement; and (c) review, examine, and make copies of Dealer's books, records, files and business procedures and practices. DFS may, without notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any Account by mail, telephone, or other means, in the name of Dealer or DFS.

3.13
(a)	Increased Costs.  If, as a result of any law, regulation,
treaty or directive, or any change therein, or in the interpretation or application thereof or compliance by DFS with any request or directive (whether or not having the force of law) from any court or governmental authority, agency or instrumentality:

  (i) the basis of taxation of payments to DFS (for purposes of this Section 3.13, "DFS" shall also refer to any affiliates of DFS engaged in the funding of the lending obligations hereunder) of the principal of or interest on any LIBOR Loan (other than taxes imposed on the overall net income of DFS by the jurisdiction in which DFS has its principal office) is changed;

  (ii) any reserve, special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, DFS are imposed, modified or deemed applicable; or

  (iii) any other condition affecting this Agreement or the LIBOR Loans is imposed on DFS or the interbank eurodollar market;

and DFS determines that, by reason thereof, the cost to DFS of making or maintaining any of the LIBOR Loans is increased, or the amount of any sum receivable by DFS hereunder in respect of any of the LIBOR Loans is reduced;

then, Dealer shall pay to DFS upon demand (which demand shall be accompanied by a statement setting forth the basis for the calculation thereof but only to the extent not theretofore provided to Dealer) such additional amount or amounts as will compensate DFS for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). Determinations by DFS for purposes of this Section of the additional amounts required to compensate DFS in respect of the foregoing shall be conclusive, absent manifest error. Dealer's obligations hereunder will survive termination of this Agreement.

(b)	Eurodollar Deposits Unavailable or Interest Rate
Unascertainable. If Dealer has any LIBOR Loan outstanding, or has notified DFS of the intention to borrow a LIBOR Loan as provided herein, then in the event that prior to any Interest Period DFS shall have determined (which determination shall be conclusive and binding on the parties hereto) that deposits of the necessary amount for that relevant Interest Period are not available to DFS in the interbank eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to such Interest Period, DFS shall promptly give notice of such determination to Dealer, and any notice of new LIBOR Loans previously given by Dealer and not yet borrowed or Converted shall be deemed a notice to make a Prime Rate Loan to the extent of DFS' proposed LIBOR Loan.

(c)	Changes in Law Rendering LIBOR Loans Unlawful.  If at any
time due to any new law, treaty or regulation, or any change of any existing law, treaty or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for DFS to fund any LIBOR Loan which it is committed to make hereunder, the obligation of DFS to provide LIBOR Loans shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such change shall make it unlawful to continue LIBOR Loans previously made by it hereunder, DFS shall, upon the happening of such event, notify Dealer thereof in writing stating the reasons therefor, and Dealer shall, if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either Convert such unlawful LIBOR Loans to Prime Rate Loans, or prepay all such LIBOR Loans, without any penalty or premium whatsoever (except as provided in Section 3.13(e)), to DFS in full. Any prepayment made pursuant to this Section 3.13(c) shall be deemed to reduce the aggregate credit available hereunder by the principal amount so prepaid. Any such prepayment shall be subject to the provisions of Section
3.13(e).

(d)	Capital Adequacy.  If DFS shall determine at any time
after the date of this Agreement that the adoption of or any change in any law, rule, guideline or regulation regarding capital adequacy, or compliance with any law, rule, guideline or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by DFS with any request or directive or compliance with any law, rule, guideline or regulation regarding capital adequacy (whether or not having the force of law) from any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on DFS' capital as a consequence of its obligations hereunder to a level below that which DFS could have achieved but for such adoption, change or compliance (taking into consideration DFS' policies with respect to capital adequacy) by an amount deemed by DFS to be material, then Dealer shall pay to DFS upon demand such amount or amounts, in addition to the amounts payable under the other provisions of this Agreement, as will compensate DFS for such reduction. Any such demand by DFS hereunder shall be in writing, and shall set forth the reasons for such demand and copies of all documentation reasonably relevant in support thereof. Determinations by DFS for purposes of this Section 3.13(d) of the additional amount or amounts required to compensate DFS in respect of the foregoing shall be conclusive in the absence of manifest error. In determining such amount or amounts, DFS may use any reasonable averaging and attribution methods. Dealer's obligations hereunder will survive termination of this Agreement.

(e)	Indemnity.  The Dealer will indemnify DFS against any loss
or expense which DFS may sustain or incur, including without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain a Loan (a) as a consequence of any failure by Dealer to make any payment when due of any amount due hereunder in connection with a LIBOR Loan, (b) due to any failure of Dealer to borrow, continue or Convert on a date specified therefor in a notice thereof, or (c) due to any payment, prepayment or Conversion of any LIBOR Loan on a date other than the last day of the Interest Period for such Loan. Determinations by DFS for purposes of this Section of any amounts required to compensate DFS in respect of the foregoing shall be delivered to Dealer in writing and shall be conclusive, absent manifest error. Dealer's obligations hereunder will survive termination of this Agreement.

(f)	Discretion as to Manner of Funding.  Notwithstanding any
provision of this Agreement to the contrary, DFS shall be entitled to fund and maintain its funding of all or any part of its LIBOR Loans in any manner it elects, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if DFS had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the maturity of each LIBOR Loan and bearing an interest rate equal to the LIBOR Rate. DFS may, if it so elects, fulfill any commitment to make LIBOR Loans by causing a foreign affiliate to make or continue such LIBOR Loans, provided, however, that in such event such Loans shall be deemed for the purposes of this Agreement to have been made by DFS, and the obligation of the Dealer to repay such Loans shall nevertheless be to DFS and shall be deemed held by DFS, to the extent of such Loans, for the account of such branch or affiliate.

Notwithstanding anything herein to the contrary, any participant of DFS shall also be entitled to the benefit of and be permitted to rely on the terms of Sections 3.13 (a), (c), (d) and (e) hereof as if each reference to DFS therein referenced such participant as well.

4.	SECURITY - COLLATERAL
     4.1 Grant of Security Interest. To secure payment of all of Dealer's current and future Obligations and to secure
Dealer's performance of all of the provisions under this Agreement and the Other Agreements, Dealer grants DFS a security interest in all of Dealer's inventory, equipment, fixtures, accounts, contract rights, chattel paper, security agreements, instruments, deposit accounts, reserves, documents, and general intangibles; and all judgments, claims, insurance policies, and payments owed or made to Dealer thereon; all whether now owned or hereafter acquired, all attachments, accessories, accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof. All such assets are collectively referred to herein as the "Collateral." All of such terms for which meanings are provided in the Uniform
Commercial Code of the applicable state are used herein with such meanings. Dealer covenants with DFS that DFS may realize upon all or part of any Collateral in any order it desires and any realization by any means upon any Collateral will not bar realization upon any other collateral. Dealer's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. All Collateral financed by DFS, and all proceeds thereof, will be held in trust by Dealer for DFS, with such proceeds being payable in accordance with this Agreement.

5.	WARRANTIES AND REPRESENTATIONS
    5.1 Affirmative Warranties and Representations. Except as otherwise specifically provided in the Other Agreements,
Dealer warrants and represents to DFS that:  (a) Dealer has
good title to all Collateral; (b) DFS' security interest in
the Collateral will at all times constitute a perfected,
first priority security interest and will not become
subordinate to the security interest, lien, encumbrance or
claim of any Entity; (c) Dealer will execute all documents
DFS requests to perfect and maintain DFS' security interest
in the Collateral and to fully consummate the transactions contemplated under this Agreement and the Other Agreements;
(d) Dealer is and will at all times be duly organized,
existing, in good standing, qualified and licensed to do
business in each state, county, or parish, in which the
nature of its business or property so requires; (e) Dealer
has the right and is duly authorized to enter into this
Agreement; (f) Dealer's execution of this Agreement does not constitute a breach of any agreement to which Dealer is now or hereafter becomes bound; (g) there are and will be no
actions or proceedings pending or threatened against Dealer
which might result in any material adverse change in Dealer's financial or business condition or which might in any way adversely affect any of Dealer's assets; (h) Dealer will maintain the Collateral in good condition and repair; (i)
Dealer has duly filed and will duly file all tax returns
required by law; (j) Dealer has paid and will pay when due
all taxes, levies, assessments and governmental charges of
any nature; (k) Dealer will maintain a system of accounting
in accordance with generally accepted accounting principles
and account records which contain such information in a
format as may be requested by DFS; (l) Dealer will keep and maintain all of its books and records pertaining to the
Accounts at its principal place of business designated in
this Agreement; (m) Dealer will promptly supply DFS with such information concerning it or any Guarantor as DFS hereafter may reasonably request; (n) Dealer will give DFS thirty (30)
days prior written notice of any change in Dealer's identity,
name, form of business organization,   principal place of
business, Collateral locations or other business locations;
and before moving any books and records to any other location; (o) Dealer will observe and perform all matters required by any lease, license, concession or franchise forming part of the Collateral in order to maintain all the rights of DFS thereunder; (p) Dealer will advise DFS of the commencement of material legal proceedings against Dealer or any Guarantor; (q) Dealer will comply with all applicable laws and will conduct its business in a manner which preserves and protects the Collateral and the earnings and incomes thereof; (r) the making and performance of this Agreement and all Other Agreements, will not immediately, or with the passage of time, the giving of notice, or both: (i) violate the provisions of the bylaws or any other corporate document of Dealer; or (ii) violate any laws or judgments applicable to the Dealer, to the best of Dealer's knowledge after diligent inquiry; (s) Dealer has the corporate power to borrow and to execute, deliver and carry out the terms and provisions of this Agreement and the Other Agreements; (t)
Dealer has taken or caused to be taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and all Other Agreements and the borrowing hereunder; (u) this Agreement and each Other Agreement executed by Dealer are the valid and binding obligations of Dealer and are enforceable against Dealer in accordance with their terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights; (v) Dealer has obtained all material consents, permits, licenses, approvals or authorization of, or effected the filing, registration or qualification with, any governmental entity which is required to be obtained or effected by Dealer in connection with its business or the execution and delivery of this Agreement and the Other Agreements the failure of which to obtain or effect would have a material adverse effect on Dealer individually, or on Dealer and its subsidiaries on a consolidated basis;
and (w) Dealer will keep the Collateral insured for its full insurable value under an "all risk" property insurance policy with a company acceptable to DFS, naming DFS as a lender loss-payee or mortgagee and containing standard lender's loss payable and termination provisions. Dealer will provide DFS with written evidence of such property insurance coverage and lender's loss-payee or mortgagee endorsement.

    5.2 Negative Covenants. Dealer will not at any time (without DFS' prior written consent): (a) grant to or in favor of any Entity a security interest in or permit to exist a lien, claim or encumbrance in the Collateral which is superior to the interest of DFS; (b) other than in the ordinary course of its business, sell, lease or otherwise dispose of or transfer any of its assets; (c) merge or consolidate with another
Entity in a transaction pursuant to which Dealer is not the survivor; (d) enter into any transaction not in the ordinary course of business; (e) guarantee or indemnify or otherwise become in any way liable with respect to the obligations of any Entity, except by endorsement of instruments or items of payment for deposit to the general account of Dealer or which are transmitted or turned over to DFS on account of the Obligations; (f) [RESERVED]; (g) make any change in Dealer's capital structure or in any of its business objectives or operations which might in any way adversely affect the ability of Dealer to repay the Obligations; (h) make any distribution of Dealer's assets not in the ordinary course of business; (i) incur any debts outside of the ordinary course of business except renewals or extensions of existing debts and interest thereon; or (j) make any loans, advances, contributions or payments of money or in goods to any affiliated entity or to any officer, director, stockholder, member or partner of Dealer or of any such entity (except for (1) compensation for personal services actually rendered, and
(2) loans to any officer, director, or stockholder of Dealer which loans in the aggregate to all such persons do not exceed $100,000 at any time). Except upon thirty (30) days prior written notice to DFS, Dealer will not at any time, acquire the assets or ownership interest of any other Entity.

    5.3 Financial Statements. Dealer will deliver to DFS: (a) within ninety (90) days after the end of each of Dealer's fiscal years, a reasonably detailed balance sheet as of the last day of such fiscal year and a reasonably detailed income statement covering Dealer's operations for such fiscal year, in a form satisfactory to DFS; (b) within forty-five (45) days after the end of each of Dealer's fiscal quarters, a reasonably detailed balance sheet as of the last day of such quarter and an income statement covering Dealer's operations for such quarter in a form satisfactory to DFS; and (c) within ten (10) days after request therefor by DFS, any other report requested by DFS relating to the Collateral or the financial condition of Dealer. Dealer warrants and represents to DFS that all financial statements and information relating to Dealer or any Guarantor which have been or may hereafter be delivered by Dealer or any Guarantor to DFS are true and correct and have been and will be prepared in accordance with generally accepted accounting principles consistently applied and, with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Dealer or any Guarantor since the submission to DFS, either as of the date of delivery, or, if different, the date specified therein, and Dealer acknowledges DFS' reliance thereon.

6.	DEFAULT

  6.1 Definition. Dealer will be in default under this Agreement if: (a) Other than the breach described in Section 6.1(d) below, Dealer breaches any terms, warranties or representations contained herein or in any Other Agreements and such breach is not cured within ten (10) days of Dealer's receipt of written notice of such breach from DFS; (b) any Guarantor of Dealer's debts to DFS breaches any terms, warranties or representations contained in any guaranty or Other Agreements and such breach is not cured within ten (10) days of Dealer's receipt of written notice of such breach from DFS; (c) any representation, statement, report, or certificate made or delivered by Dealer or any Guarantor to DFS is not accurate when made and such breach is not cured within ten (10) days of Dealer's receipt of written notice of such breach from DFS; (d) Dealer fails to pay any of the Obligations within five (5) Business Days of when due and payable; (e) Dealer abandons a material amount of any Collateral; (f) Dealer or any Guarantor is or becomes in default in the payment of any debt owed to any third party which in the aggregate as to Dealer and all Guarantors at any time exceeds $350,000; (g) a money judgment issues against Dealer or any Guarantor which in the aggregate as to Dealer and all Guarantors at any time exceeds $350,000; (h) an attachment, sale or seizure issues or is executed against any assets of Dealer or of any Guarantor; (i) [RESERVED]; (j)
[RESERVED]; (k) Dealer or any Guarantor shall cease existence as a corporation, partnership, limited liability company or trust, as applicable; (l) Dealer or any Guarantor ceases or suspends business; (m) Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, makes a general assignment for the benefit of creditors; (n) Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law; (o) any receiver is appointed for any assets of Dealer, any Guarantor or any member while Dealer's business is operated as a limited liability company, as applicable; (p) any guaranty of Dealer's debt to DFS is terminated; (q) Dealer loses any material franchise, permission, license or right to sell or deal in any Collateral which DFS finances; (r) Dealer or any Guarantor misrepresents Dealer's or such Guarantor's financial condition or organizational structure; or (s) DFS determines in good faith that it is insecure with respect to any of the Collateral or the payment of any part of Dealer's
Obligations.
   6.2     Rights of DFS.  In the event of a Default:
      (a) DFS may at any time at DFS' election, with notice and/or demand to Dealer, do any one or more of the following: cease making advances hereunder, declare all or any of the Obligations immediately due and payable, together with all costs and expenses of DFS' collection activity, including, without limitation, all reasonable attorneys' fees; exercise any or all rights under applicable law (including, without limitation, the right to possess, transfer and dispose of the Collateral); and/or cease extending any additional credit to Dealer.

     (b) Dealer will segregate and keep the Collateral in trust for DFS, and in good order and repair, and will not sell, rent, lease, consign, otherwise dispose of or use any Collateral, nor further encumber any Collateral.

     (c) Upon DFS' oral or written demand, Dealer will immediately deliver the Collateral to DFS, in good order and repair, at a place specified by DFS, together with all related documents; or DFS may, in DFS' sole discretion and without notice or demand to Dealer, take immediate possession of the Collateral together with all related documents.

     (d) DFS may, with notice, apply a default finance charge to Dealer's outstanding principal indebtedness equal to the default rate specified in Dealer's financing program with DFS, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the Default, or the highest lawful contract rate of interest permitted under applicable law.

     (e) DFS may, with notice to Dealer and at any time or times enforce payment and collect, by legal proceedings or otherwise, Accounts in the name of Dealer or DFS; and take control of any cash or non-cash items of payment or proceeds of Accounts and of any rejected, returned, repossessed or stopped in transit goods relating to Accounts. DFS may at its sole election and with demand enter, with or without process of law, any premises where Collateral might be and, without charge or liability to DFS therefor do one or more of the following: (i) take possession of the Collateral and use or store it in said premises or remove it to such other place or places as DFS may deem convenient; (ii) take possession of all or part of such premises and the Collateral and place a custodian in the exclusive control thereof until completion of enforcement of DFS' security interest in the Collateral or until DFS' removal of the Collateral and, (iii) remain on such premises and use the same, together with Dealer's materials, supplies, books and records, for the purpose of performing all acts necessary and incidental to the collection or liquidation of such Collateral.

     (f)     Upon the occurrence of a default under Sections 6.1(m),
(n), or (o), all Obligations shall automatically be accelerated and due and payable and default finance charges shall automatically apply as of the date of the first occurrence of such default, without any prior notice, demand or action of any type on the part of DFS.

     (g) In addition, DFS may exercise all of the rights and remedies of a secured party under the Uniform
Commercial Code and under applicable law, and all other legal and equitable rights to which DFS may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, and shall be in addition to any other rights contained in this Agreement or any of the Other Agreements.

	All of DFS' rights and remedies are cumulative. DFS' failure to exercise any of DFS' rights or remedies hereunder will not waive any of DFS' rights or remedies as to any past, current or future Default.

      6.3 Sale of Collateral. Dealer agrees that if DFS conducts a private sale of any Collateral by requesting bids from 10 or more dealers or distributors in that type of Collateral, any sale by DFS of such Collateral in bulk or in parcels within 120 days of: (a) DFS' taking possession and control of such Collateral; or (b) when DFS is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the Uniform
Commercial Code. Dealer agrees that the purchase of any Collateral by a vendor, as provided in any agreement between DFS and the vendor, is a commercially reasonable disposition and private sale of such Collateral under the Uniform
Commercial Code, and no request for bids shall be required.
Dealer further agrees that 7 or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a vendor). Dealer irrevocably waives any requirement that DFS retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. If DFS disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the state governing this Agreement.

7.	MISCELLANEOUS

   7.1 Termination. This Agreement will continue in full force and effect and be non-cancellable by Dealer (except that it may be terminated by DFS in the exercise of its rights and remedies upon the occurrence of a Default) for a period of one (1) year from the first day of the first month following the date hereof and for successive one (1) year periods thereafter, subject to termination as to future transactions at the end of any such period on at least ninety (90) days prior written notice by Dealer to DFS. If such notice of termination is given by Dealer to DFS, such notice will be ineffective unless Dealer pays to DFS all Obligations on or before the termination date. Any termination of this Agreement by Dealer or DFS will have the effect of accelerating the maturity of all Obligations not then otherwise due.

    7.1.1 Termination Privilege. Despite anything to the contrary in Section 7.1 of this Agreement, this Agreement may be terminated by Dealer at any time upon ninety (90) days prior written notice and payment to DFS of the following sum, if terminated on or prior to the original one-year term of this Agreement, (in addition to payment of all Obligations, whether or not by their terms then due) which sum represents liquidated damages for the loss of the bargain and not as a penalty, and the same is hereby acknowledged by
Dealer: (1) the product of (a) one hundred twenty-five one-thousandths of one percent (.125%) per annum multiplied by (b) of the maximum amount of the Accounts
Receivable Facility, multiplied by (2) the number of months remaining in such original term. This sum will also be paid by Dealer if the Agreement is terminated on account of a Default.

     7.1.2 Effect of Termination. Dealer will not be relieved from any Obligations to DFS arising out of DFS' Loans or commitments made before the effective termination date of this Agreement. DFS will retain all of its rights, interests and remedies hereunder until Dealer has paid all of Dealer's Obligations to DFS. All waivers set forth within this Agreement will survive any termination of this Agreement.

     7.2 Collection. Checks and other instruments delivered to DFS on account of the Obligations will constitute conditional payment until such items are actually paid to DFS.

     7.3 Demand, Etc. Dealer irrevocably waives notice of: DFS' acceptance of this Agreement, presentment, demand, protest, nonpayment, nonperformance, and dishonor. Dealer and DFS irrevocably waive all rights to claim any punitive and/or exemplary damages. Dealer waives all notices of default and non-payment at maturity of any or all of the Accounts.

     7.4 Reimbursement. Dealer will assume and reimburse DFS upon demand for all expenses incurred by DFS in connection with the preparation of this Agreement and the Other Agreements
(including fees and costs of outside counsel) and all filing and recording fees and taxes payable in connection with the filing or recording of all documents under this Agreement and the Other Agreements; provided, however, that such reimbursement by Dealer hereunder will not exceed the sum of ONE THOUSAND DOLLARS ($1,000.00).

     7.5 Additional Obligations; Enforcement Expenses. DFS, without waiving or releasing any Obligation or Default, may perform any Obligations that Dealer fails or refuses to perform. All sums paid by DFS on account of the foregoing and any expenses, including reasonable attorneys' fees, will be a part of the Obligations, payable on demand and secured by the Collateral. Dealer agrees, whether or not any advance is made hereunder, to pay DFS upon demand for all reasonable expenses, including reasonable fees of attorneys for DFS (who may be employees of DFS), incurred by or on behalf of DFS in connection with the enforcement of Dealer's obligations hereunder or under any Other Agreement.

     7.6 NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT
OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS
ARE NOT ENFORCEABLE.  TO PROTECT DEALER AND DFS FROM
MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING
SUCH MATTERS ARE CONTAINED IN THIS WRITING AND THE OTHER
AGREEMENTS, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF
THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS SPECIFICALLY
PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING
TO MODIFY IT.  THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE
PARTIES. DFS may, from time to time, announce in writing to Dealer its policies and procedures regarding its administration of this facility, including, without limitation, DFS' fees for transfers of funds to or from Dealer, including Electronic Transfers; any subsequent use by Dealer of this facility following any such announcement shall constitute Dealer's acceptance of such revised policies and procedures. Time is of the essence regarding Dealer's performance of its obligations to DFS notwithstanding any course of dealing or custom on DFS' part to grant extensions of time. DFS will have the right to refrain from or postpone enforcement of this Agreement or any Other Agreements between DFS and Dealer without prejudice and the failure to strictly enforce these agreements will not be construed as having created a course of dealing between DFS and Dealer contrary to the specific terms of the agreements or as having modified, released or waived the same. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof.

     7.7 Severability. If any provision of this Agreement or the Other Agreements or the application thereof is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements will not be impaired or affected and will remain binding and enforceable.

      7.8 Supplement. If Dealer and DFS have heretofore executed Other Agreements in connection with all or any part of the Collateral, this Agreement shall supplement each and every Other Agreement previously executed by and between Dealer and DFS, and in that event this Agreement shall neither be deemed a novation nor a termination of any such previously executed
Other Agreement nor shall execution of this Agreement be deemed a satisfaction of any obligation secured by such previously executed Other Agreement. In the event of any conflict between the terms of this Agreement and any previously executed Business Financing Agreement between DFS and Dealer, the terms of this Agreement shall control.

      7.9 Section Titles. The Section titles used in this Agreement are for convenience only and do not define or limit the contents of any Section.

      7.10 Binding Effect. Dealer cannot assign its interest in this Agreement or any Other Agreements without DFS' prior written consent, although DFS may assign or participate DFS' interest, in whole or in part, without Dealer's consent.
This Agreement and the Other Agreements will protect and bind
DFS' and Dealer's respective heirs, representatives, successors and assigns.

      7.11 Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered or sent via facsimile: (a) to Dealer at Dealer's principal place of business specified above, or if sent via facsimile to: (914)
268-4640; and (b) to DFS at 655 Maryville Centre Drive, St.
Louis, Missouri 63141-5832, or if sent via facsimile to:
(314) 523-3190, Attention: General Counsel, or such other address as the parties may hereafter specify in writing.

      7.12 Receipt of Agreement. Dealer acknowledges that it has received a true and complete copy of this Agreement. Dealer acknowledges that it has read and understood this Agreement.
Notwithstanding anything herein to the contrary: (a) DFS may rely on any facsimile copy, electronic data transmission or electronic data storage of any Schedule, statement, financial statements or other reports, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Agreement or any Other Agreements, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority.

8.	BINDING ARBITRATION

     8.1 Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever
(including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to:
(a) this Agreement or any Other Agreements and/or any amendments and addenda hereto or thereto, or the breach, invalidity or termination hereof or thereof; (b) any previous or subsequent agreement between DFS and Dealer; (c) any act committed by DFS or by any parent company, subsidiary or affiliated company of DFS (the "DFS Companies"), or by any employee, agent, officer or director of an DFS Company whether or not arising within the scope and course of employment or other contractual representation of the DFS
Companies provided that such act arises under a relationship, transaction or dealing between DFS and Dealer; and/or (d) any other relationship, transaction or dealing between DFS and Dealer (collectively the "Disputes"), will be subject to and resolved by binding arbitration.
     8.2 Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of The American Arbitration Association ("AAA"). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Dealer.

      8.3 Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty (30) days after the filing of a claim for arbitration, the parties will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party,
(b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

     8.4 Exemplary or Punitive Damages. The arbitrator(s) will not have the authority to award exemplary or punitive damages.

     8.5 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in any state or federal court and may be confirmed within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states.
The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended ("FAA") will govern all arbitration(s) and confirmation proceedings hereunder.

     8.6 Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent DFS' or Dealer's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive DFS' or Dealer's right to compel arbitration of any Dispute.

     8.7 Attorneys' Fees. If either Dealer or DFS brings any other action for judicial relief with respect to any Dispute (other than those set forth in Section 8.6), the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or DFS brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys' fees, incurred by the other party in defending such action. Additionally, if Dealer sues DFS or institutes any arbitration claim or counterclaim against DFS in which DFS is the prevailing party, Dealer will pay all costs and expenses (including attorneys' fees) incurred by DFS in the course of defending such action or proceeding.

     8.8     Limitations.  Any arbitration proceeding must be instituted:
(a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

     8.9 Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.


9.	INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION.  IF THIS
AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT
OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY.  DEALER AND
DFS WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.


10.	Governing Law.  Dealer acknowledges and agrees that this and all
Other Agreements between Dealer and DFS have been substantially negotiated, and will be substantially performed, in the state of New York. Accordingly, Dealer agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

	IN WITNESS WHEREOF, Dealer and DFS have executed this Agreement as of the date first set forth hereinabove.

	THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.


DEUTSCHE FINANCIAL SERVICES CORPORATION	MICROS-TO-MAINFRAMES, INC.

By:  /s/ Mark B. Schafer        By: /s/ Steven H. Rothman
Print Name: Mark B Schafer      Print Name: Steven H Rothman
Title: Regional Branch Manager     Title:   President & CEO



				ATTEST: /s/ Frank T. Wong

				       (Assistant) Secretary
                                Print Name: Frank T. Wong

                  SECRETARY'S CERTIFICATE OF RESOLUTION

	I certify that I am the Secretary or Assistant Secretary of the corporation named below, and that the following completely and accurately sets forth certain resolutions of the Board of Directors of the corporation adopted at a special meeting thereof held on due notice (and with shareholder approval, if required by law), at which meeting there was present a quorum authorized to transact the business described below, and that the proceedings of the meeting were in accordance with the certificate of incorporation, charter and by-laws of the corporation, and that they have not been revoked, annulled or amended in any manner whatsoever.

	Upon motion duly made and seconded, the following resolution was unanimously adopted after full discussion:

	"RESOLVED, That the several officers, directors, and agents of this corporation, or any one or more of them, are hereby authorized and empowered on behalf of this corporation: to obtain financing from Deutsche Financial Services Corporation ("DFS") in such amounts and on such terms as such officers, directors or agents deem proper; to enter into financing, security, pledge and other agreements with DFS relating to the terms upon which such financing may be obtained and security and/or other credit support is to be furnished by this corporation therefor; from time to time to supplement or amend any such agreements; execute and deliver any and all assignments and schedules; and from time to time to pledge, assign, mortgage, grant security interests, and otherwise transfer, to DFS as collateral security for any obligations of this corporation to DFS, whenever and however arising, any assets of this corporation, whether now owned or hereafter acquired; the Board of Directors hereby ratifying, approving and confirming all that any of said officers, directors or agents have done or may do with respect to the foregoing."

	I do further certify that the following are the names and specimen signatures of the officers and agents of said corporation so empowered and authorized, namely:

President: Steven H. Rothman            /s/ Steven H Rothman
              (Print Name)	          (Signature)

Vice-President: Howard Pavony           /s/ Howard Pavony
	        (Print Name)	          (Signature)

Secretary: Frank T. Wong                /s/ Frank T. Wong
	        (Print Name)	          (Signature)

Treasurer: Frank T. Wong                /s/ Frank T. Wong
	        (Print Name)	          (Signature)

Agent:
	        (Print Name)	          (Signature)

	IN WITNESS WHEREOF, I have executed and affixed the seal of the corporation on the date stated below.

Dated:January 19, 1999                  /s/ Frank T. Wong
                                      (Assistant) Secretary

                                       MICROS-TO-MAINFRAMES, INC.


   Micros-to- Mainframes, Inc
        Corporation seal